Collaborative Investment Series Trust 485BPOS

Exhibit 99(h)(xix)

INVESTMENT ADVISORY AGREEMENT

This Agreement (the “Agreement”), made as of [        ], 2026 between [         ] (the “Company”), organized to engage in the business of a controlled foreign corporation that holds and trades certain securities and instruments for the benefit of each of the series named in Appendix A (each a “Fund” and collectively, the “Funds”), series of Collaborative Investment Series Trust (the “Trust”), and RAREVIEW CAPITAL LLC, a limited liability company organized and existing under the laws of Delaware (the “Adviser”) located at 10785 W. Twain Ave., Suite 210, Las Vegas, NV 89135.

WITNESSETH:

WHEREAS, the Trust is an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “Act”);

WHEREAS, the Trust is authorized to issue shares of beneficial interest in separate series, each having its own investment objective or objectives, policies and limitations;

WHEREAS, the Trust offers shares in the Funds;

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”) and is engaged in the business of providing investment advisory services; and

WHEREAS, the Company was created to hold and trade certain securities and instruments in furtherance of each Fund’s investment strategy, and solely for the benefit of the Funds;

WHEREAS, the Company desires to retain the Adviser to render investment advice and services to the Company, and the Adviser desires to furnish said advice and services, in each case pursuant to the terms and provisions of this Agreement;

NOW, THEREFORE, the parties hereto agree as follows:

1.            Appointment Of Adviser. The Company hereby engages the Adviser and the Adviser hereby accepts such engagement, to render investment advisory and related services with respect to the assets of the Funds for the period and on the terms set forth in this Agreement, subject to the supervision and direction of the Company’s Board of Directors (the "Board," "Directors," or "Board of Directors").

2.	Services of the Adviser.

2.1         Investment Advisory Services. The Adviser shall act as the investment adviser to the Funds and, as such, shall (i) obtain and evaluate such information relating to the economy, industries, business, securities markets and securities as it may deem necessary or useful in discharging its responsibilities hereunder, (ii) formulate a continuing program for the investment of the assets of the Funds in a manner consistent with its investment objective(s), policies and restrictions, and (iii) determine from time to time securities to be purchased, sold, retained or lent by the Funds, and implement those decisions, including the selection of entities with or through which such purchases, sales or loans are to be effected; provided, that the Adviser will place orders pursuant to its investment determinations either directly with the issuer or with a broker or dealer, and if with a broker or dealer, (a) will attempt to obtain the best price and execution of its orders, and (b) may nevertheless in its discretion purchase and sell portfolio securities from and to brokers who provide the Adviser with research, analysis, advice and similar services and pay such brokers in return a higher commission than may be charged by other brokers.

The Company hereby authorizes any entity or person associated with the Adviser or any sub-adviser retained by the Adviser pursuant to Section 9 of this Agreement, which is a member of a national securities exchange, to effect any transaction on the exchange for the account of the Company which is permitted by Section 11(a) of the Securities Exchange Act of 1934 and Rule 11a2- 2(T) thereunder, and the Company hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv).

The Adviser shall carry out its duties with respect to a Fund’s investments in accordance with applicable law and the investment objectives, policies and restrictions set forth in the Fund’s then-current Prospectus and Statement of Additional Information, and subject to such further limitations as the Company may from time to time impose by written notice to the Adviser.

2.2         Administrative Services. The Trust has engaged the services of an administrator. The Adviser shall provide such additional administrative services related to its advisory functions or the functions listed below, as reasonably requested by the Board of Directors or officers of the Company; provided, that the Adviser shall not have any obligation to provide under this Agreement any direct or indirect services to Company shareholders, any services related to the distribution of Company shares, or any other services which are the subject of a separate agreement or arrangement between the Company and the Adviser. Subject to the foregoing, in providing administrative services hereunder, the Adviser shall:

2.2.1       Office Space, Equipment and Facilities. Provide such office space, office equipment and office facilities as are adequate to fulfill the Adviser’s obligations hereunder.

2.2.2       Personnel. Provide, without remuneration from or other cost to the Company, the services of individuals competent to perform the administrative functions, assumed in this Section.

2.2.3       Directors and Officers. Authorize and permit the Adviser’s directors, officers and employees who may be elected or appointed as Directors or officers of the Company to serve in such capacities, without remuneration from or other cost to the Company.

2.2.4       Books and Records. Assure that all financial, accounting and other records required to be maintained and preserved by the Adviser on behalf of the Company are maintained and preserved by it in accordance with applicable laws and regulations.

2.2.5       Reports and Filings. Provide such information as may be reasonably requested in connection with the preparation of all periodic reports by the Funds to its shareholders and all reports and filings required to maintain the registration and qualification of the Funds and Fund shares, or to meet other regulatory or tax requirements applicable to the Funds, under federal and state securities and tax laws, and review sections of those reports and filings related to Adviser’s functions and designated responsibilities under this Agreement.

2.3         Additional Series. In the event that the Company establishes one or more series after the effectiveness of this Agreement (“Additional Series”), Appendix A to this Agreement may be amended to make such Additional Series subject to this Agreement upon the approval of the Board of Directors of the Company and the shareholder(s) of the Additional Series, in accordance with the provisions of the Act. The Company or the Adviser may elect not to make any such series subject to this Agreement.

2.4         Change in Management or Control. The Adviser shall provide at least thirty (30) days’ prior written notice to the Company of any change in “control,” as that term is defined in Section 2 of the Act. The Adviser shall provide prompt, advance notice, to the extent practicable, of any change in the portfolio manager(s) responsible for the day-to-day management of the Funds.

3.	Expenses of the Funds.

3.1         Expenses to be Paid by Adviser. The Adviser shall pay all salaries, expenses and fees of any officers, Directors and employees of the Company who are officers, directors, members or employees of the Adviser. Notwithstanding the foregoing, the Adviser is not obligated to pay the compensation or expenses of the Company’s Chief Compliance Officer, regardless of whether the Chief Compliance Officer is affiliated with the Adviser. The salaries, expenses and fees of any officers, Directors and employees of the Company who are not officers, directors, members or employees of the Adviser will be paid by Collaborative Fund Services, LLC.

In the event that the Adviser pays or assumes any expenses of the Company not required to be paid or assumed by the Adviser under this Agreement, the Adviser shall not be obligated hereby to pay or assume the same or any similar expense in the future; provided, that nothing herein contained shall be deemed to relieve the Adviser of any obligation to the Funds under any separate agreement or arrangement between the parties.

3.2         Expenses to be Paid by the Funds. The Funds shall bear all expenses of its operation, except those specifically allocated to the Adviser under this Agreement or under any separate agreement between the Company and the Adviser. Subject to any separate agreement or arrangement between the Company and the Adviser, the expenses hereby allocated to the Funds, and not to the Adviser, include but are not limited to:

3.2.1       Custody. All charges of depositories, custodians, and other agents for the transfer, receipt, safekeeping, and servicing of a Fund’s cash, securities, and other property.

3.2.2       Shareholder Servicing. All expenses of maintaining and servicing shareholder accounts, including but not limited to the charges of any shareholder servicing agent, dividend disbursing agent, transfer agent or other agent engaged by the Company to service shareholder accounts.

3.2.3       Shareholder Reports. All expenses of preparing, setting in type, printing and distributing reports and other communications to shareholders.

3.2.4       Offering Documents. All expenses of preparing, filing with the Cayman authorities or other appropriate regulatory body, setting in type, printing and mailing annual or more frequent revisions of a Fund’s offering documents, including its Prospectus and Statement of Additional Information and any supplements thereto and of supplying them to shareholders.

3.2.5       Pricing and Portfolio Valuation. All expenses of computing a Fund’s net asset value per share, including any equipment or services obtained for the purpose of pricing shares or valuing the Fund’s investment portfolio.

3.2.6       Communications. All charges for equipment or services used for communications between the Adviser or the Company and any custodian, shareholder servicing agent, portfolio accounting services agent, or other agent engaged by the Company.

3.2.7       Legal and Accounting Fees. All charges for services and expenses of the Company’s legal counsel and independent accountants.

3.2.8       Directors’ Fees and Expenses. All compensation of Directors other than those affiliated with the Adviser, all expenses incurred in connection with such unaffiliated Directors’ services as Directors, and all other expenses of meetings of the Directors and committees of the Directors.

3.2.9       Shareholder Meetings. All expenses incidental to holding meetings of shareholders, including the printing of notices and proxy materials, and proxy solicitations therefor.

3.2.10    Cayman Registration Fees. All fees and expenses of registering and maintaining the registration of a Fund under the laws of the Cayman Islands, including all fees and expenses incurred in connection with the preparation, setting in type, printing, and filing of any Registration Statement, offering documents or other Fund documents, and any amendments or supplements that may be made from time to time.

3.2.11    Confirmations. All expenses incurred in connection with the issue and transfer of Fund shares, including the expenses of confirming all share transactions.

3.2.12    Bonding and Insurance. All expenses of bond, liability, and other insurance coverage required by law or regulation or deemed advisable by the Directors of the Company, including, without limitation, such bond, liability and other insurance expenses that may from time to time be allocated to a Fund in a manner approved by its Directors.

3.2.13    Brokerage Commissions. All brokers’ commissions and other charges incident to the purchase, sale or lending of a Fund’s portfolio securities.

3.2.14    Taxes. All taxes or governmental fees payable by or with respect to a Fund to federal, state or other governmental agencies, domestic or foreign, including stamp or other transfer taxes.

3.2.15    Trade Association Fees. All fees, dues and other expenses incurred in connection with the Company’s membership in any trade association or other investment organization.

3.2.16    Compliance Fees. All charges for services and expenses of the Company’s Chief Compliance Officer.

3.2.17    Nonrecurring and Extraordinary Expenses. Such nonrecurring and extraordinary expenses as may arise including the costs of actions, suits, or proceedings to which the Company is a party and the expenses the Company may incur as a result of its legal obligation to provide indemnification to its officers, Directors and agents.

4.	Advisory Fee.

As compensation for all services rendered, facilities provided and expenses paid or assumed by the Adviser under this Agreement, each Fund shall pay the Adviser on the last day of each month, or as promptly as possible thereafter, a fee calculated by applying a monthly rate, based on an annual percentage rate, to a Fund’s average daily net assets for the month. The annual percentage rate applicable to each Fund is set forth in Appendix A to this Agreement, as it may be amended from time to time in accordance with Section 1.3 of this Agreement. If this Agreement shall be effective for only a portion of a month with respect to the Funds, the aforesaid fee shall be prorated for the portion of such month during which this Agreement is in effect for the Funds.

5.	Proxy Voting.

The Adviser will vote, or make arrangements to have voted, all proxies solicited by or with respect to the issuers of securities in which assets of the Funds may be invested from time to time. Such proxies will be voted in a manner that the Adviser deems, in good faith, to be in the best interest of the Funds and in accordance with the proxy voting policy. The Adviser agrees to provide a copy of its proxy voting policy to the Company prior to the execution of this Agreement, and any amendments thereto promptly.

6.	Records.

6.1         Tax Treatment. Both the Adviser and the Company shall maintain, or arrange for others to maintain, the books and records of the Company in such a manner that treats each Fund as a separate entity for federal income tax purposes.

6.2         Ownership. All records required to be maintained and preserved by the Company pursuant to the provisions or rules or regulations of the Securities and Exchange Commission under Section 31(a) of the Act and maintained and preserved by the Adviser on behalf of the Company are the property of the Company and shall be surrendered by the Adviser promptly on request by the Company; provided, that the Adviser may at its own expense make and retain copies of any such records.

7.	Reports to Adviser.

The Company shall furnish or otherwise make available to the Adviser such copies of a Fund’s Prospectus, Statement of Additional Information, financial statements, proxy statements, reports and other information relating to its business and affairs as the Adviser may, at any time or from time to time, reasonably require in order to discharge any of its obligations under this Agreement.

The Company agrees to provide the Adviser such information about the Company and the Funds as is necessary and appropriate for the Adviser to perform its services hereunder. Such information includes, but is not limited to, the Company’s charter and organizational documents, each as may be amended and restated from time to time, and all compliance policies and procedures of the Company. The Company agrees to provide to the Adviser promptly any amendment to the foregoing. If any such amendment would materially affect the services to be provided by, or the liability of, the Adviser hereunder, the Company agrees to provide the amendment to the Adviser prior to its adoption by the Board of Directors.

8.	Reports to the Company.

The Adviser shall prepare and furnish to the Company such reports, statistical data and other information in such form and at such intervals as the Company may reasonably request.

9.	Code of Ethics.

The Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Act and will provide the Company with a copy of the code and evidence of its adoption. Within forty-five (45) days of the last calendar quarter of each year while this Agreement is in effect, the Adviser will provide to the Board of Directors a written report that describes any issues arising under the code of ethics since the last report to the Board of Directors, including, but not limited to, information about material violations of the code and sanctions imposed in response to the material violations; and which certifies that the Adviser has adopted procedures reasonably necessary to prevent “access persons” (as that term is defined in Rule 17j-1) from violating the code.

10.	Retention of Sub-Adviser.

Subject to the Company’s obtaining the initial and periodic approvals required under Section 15 of the Act, the Adviser may retain one or more sub-advisers, at the Adviser’s own cost and expense, for the purpose of managing the investments of the assets of the Funds. Retention of one or more sub-advisers shall in no way reduce the responsibilities or obligations of the Adviser under this Agreement and the Adviser shall, subject to Section 11 of this Agreement, be responsible to the Company for all acts or omissions of any sub-adviser in connection with the performance of the Adviser’s duties hereunder.

11.	Services to Other Clients.

The Adviser shall, for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided herein or otherwise authorized to do so, have no authority to act for or represent the Company in any way, or in any way be deemed an agent for the Company. It is expressly understood and agreed that nothing herein contained shall limit the freedom of the Adviser or any affiliated person of the Adviser to render investment management and administrative services to other investment companies, to act as investment adviser or investment counselor to other persons, firms or corporations, or to engage in other business activities.

In the event that the Adviser proposes the sale of substantially all of the assets of the Funds to another fund managed by the Adviser and registered under the Investment Company Act, or proposes a similar transaction, the Company agrees that it shall not unreasonably withhold approval of such transaction, provided that the Board of Directors shall have determined that such a proposed transaction is in the best interests of each Fund’s shareholders and that the proposed transaction does not dilute the interests of shareholders of the Fund.

12.	Limitation of Liability of Adviser and its Personnel.

Neither the Adviser nor any director, manager, officer or employee of the Adviser performing services for the Company at the direction or request of the Adviser in connection with the Adviser’s discharge of its obligations hereunder shall be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with any matter to which this Agreement relates, and the Adviser shall not be responsible for any action of the Directors of the Company in following or declining to follow any advice or recommendation of the Adviser or any sub-adviser retained by the Adviser pursuant to Section 9 of this Agreement; PROVIDED, that nothing herein contained shall be construed (i) to protect the Adviser against any liability to the Company or its shareholders to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of the Adviser’s duties, or by reason of the Adviser’s reckless disregard of its obligations and duties under this Agreement, or (ii) to protect any director, manager, officer or employee of the Adviser who is or was a Director or officer of the Company against any liability of the Company or its shareholders to which such person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person’s office with the Company.

13.	Effect of Agreement.

Nothing herein contained shall be deemed to require the Company to take any action contrary to its charter documents or any applicable law, regulation or order to which it is subject or by which it is bound, or to relieve or deprive the Directors of the Company of their responsibility for and control of the conduct of the business and affairs of the Company.

14.	Term of Agreement.

The term of this Agreement shall begin on the date first above written, and unless sooner terminated as hereinafter provided, this Agreement shall remain in effect for a period of two (2) years. Thereafter, this Agreement shall continue in effect with respect to the Funds from year to year, subject to the termination provisions and all other terms and conditions hereof; PROVIDED, such continuance with respect to the Funds is approved at least annually in the manner required under the Act. The Adviser shall furnish to the Company, promptly upon its request, such information as may reasonably be necessary to evaluate the terms of this Agreement or any extension, renewal or amendment thereof.

15.	Amendment or Assignment of Agreement.

Any amendment to this Agreement shall be in writing signed by the parties hereto; PROVIDED, that no such amendment shall be effective unless authorized (i) by resolution of the Directors of the Company, including the vote or written consent of a majority of the Directors of the Company who are not parties to this Agreement or interested persons of either party hereto, (ii) by vote of a majority of the outstanding voting securities of the Funds affected by such amendment as required by applicable law, and (iii) by a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons of either party hereto. This Agreement shall terminate automatically and immediately in the event of its assignment.

16.	Termination of Agreement.

This Agreement may be terminated as to any Fund at any time by either party hereto, without the payment of any penalty, upon sixty (60) days’ prior written notice to the other party; PROVIDED, that in the case of termination by any Fund, such action shall have been authorized (i) by resolution of the Company’s Board of Directors, including the vote or written consent of Directors of the Company who are not parties to this Agreement or interested persons of either party hereto, or (ii) by vote of a majority of the outstanding voting securities of the Fund. In the event of a termination, both parties shall cooperate in the orderly transfer of a Fund’s affairs and, at the request of either party, transfer, at the Fund’s expense, any and all books and records of the Fund maintained by either party on behalf of the Fund.

17.	Use of Name.

For so long as this Agreement remains effective, the Company and the Funds shall have a non-transferable, non-exclusive license to use the names “Rareview Capital LLC”, “Rareview,” and “Rareview Funds” (collectively, the “Adviser Names”) solely in connection with the Company and the Funds. The Company and the Funds acknowledge that the Adviser Names and any derivatives or combinations thereof are the sole and exclusive property of the Adviser (or the Adviser’s related entities), and the Company and the Funds agree that they will not contest ownership or validity of the Adviser Names. The Company and the Funds will use the Adviser Names according to the Adviser’s trademark standards. The Adviser makes no representations or warranties in respect of the relative superiority of its rights in the Adviser Names to the rights of any third party in the Adviser Names. Notwithstanding anything herein to the contrary, the Adviser shall have no liability to the Company or the Funds for or in respect of any claim by any third party that the Company’s or the Funds’ use of the Adviser Names infringes upon or otherwise violates any proprietary or other rights of such third party. Within sixty (60) days from such time as this Agreement shall no longer be in effect, the Company and Funds shall cease to use the Adviser Names and any other name connected with the Adviser unless such usage is made in a filing by the Company or the Funds required under the federal securities laws. Nothing contained herein shall impair or diminish in any respect the Adviser’s right to use the Adviser Names in the name of, or in connection with, any other business enterprise with which the Adviser is or may become associated.

18.	Charter Documents.

The Adviser is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Company’s charter documents and agrees that the obligations assumed by the Company or the Funds, as the case may be, pursuant to this Agreement shall be limited in all cases to the Company or the Funds, as the case may be, and its assets, and the Adviser shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Company. In addition, the Adviser shall not seek satisfaction of any such obligations from the Directors or any individual Director. The Adviser understands and agrees that the Adviser must look solely to the assets of the Funds for the enforcement or satisfaction of any claims against the that Fund.

19.	Confidentiality.

The Adviser agrees to treat all records and other information relating to the Company and the securities holdings of the Funds as confidential and shall not disclose any such records or information to any other person unless (i) the Board of Directors of the Company has approved the disclosure or (ii) such disclosure is compelled by law. In addition, the Adviser and the Adviser’s officers, directors and employees are prohibited from receiving compensation or other consideration, for themselves or on behalf of the Funds, as a result of disclosing the Funds’ portfolio holdings. The Adviser agrees that, consistent with the Adviser’s Code of Ethics, neither the Adviser nor the Adviser’s officers, directors, members or employees may engage in personal securities transactions based on nonpublic information about a Fund’s portfolio holdings.

The Company shall treat as confidential and shall require its Directors, officers, agents and service providers to treat as confidential all information provided to the Company or any such persons by the Adviser that is marked or identified as non-public relating to the business, financial condition and investment processes of the Adviser and shall not disclose any such information to any third party without the prior written consent of the Adviser, except that the Company may disclose such information as required by applicable law, regulation or upon request to a regulator, counsel to the Company or auditor of the Company.

20.	Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof to the extent such principles would require or permit the application of the laws of another jurisdiction; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act and the Advisers Act and any rules and regulations promulgated thereunder.

21.	Interpretation and Definition of Terms.

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Act shall be resolved by reference to such term or provision of the Act and to interpretation thereof, if any, by the United States courts, or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission validly issued pursuant to the Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “assignment” and “affiliated person,” as used in this Agreement shall have the meanings assigned to them by Section 2(a) of the Act. In addition, when the effect of a requirement of the Act reflected in any provision of this Agreement is modified, interpreted or relaxed by a rule, regulation or order of the Securities and Exchange Commission, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

22.	No Third Party Beneficiaries.

Nothing in this Agreement, express or implied, shall be deemed to confer on any person or entity other than the parties hereto any benefits, rights, remedies, obligations or liabilities under or by reason of this Agreement. No person or entity, including, without limitation, shareholders of the Funds, shall be deemed to be a third-party beneficiary of this Agreement.

23.	Severability.

If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

24.	Captions.

The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

25.	Execution in Counterparts.

This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date and year first above written.

[ ]

By:
Name: Gregory Skidmore
Title: Director

RAREVIEW CAPITAL LLC

By:
Name: Neil Azous
Title: Managing Member

INVESTMENT ADVISORY AGREEMENT

APPENDIX A

NAME OF FUND	ANNUAL ADVISORY FEE AS A % OF AVERAGE NET ASSETS OF THE FUND
Rareview Bloomberg Commodity Index ETF	0.00%
Rareview Multi-Asset ETF	0.00%